Exhibit 99.1
VNUS Medical Technologies, Inc. Announces Board of Director Resignation
SAN JOSE, Calif. — July 11, 2008 — VNUS® Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, announced today the resignation of Kathleen D. LaPorte from the Board of Directors. Ms. LaPorte has served on VNUS’ board of directors since April 1997 and was a general partner in a venture capital firm that funded the company during its start-up activities. There are no immediate plans for a replacement Director.
“The Board and management of VNUS would like to sincerely thank Kathy for her many contributions, support, and sound advice as a key member of the Board since the company’s early days”, said Brian Farley, President and CEO, “As one of the earliest venture capital investors, Kathy’s departure from the Board is a normal step in the company’s corporate governance since its IPO in October 2004. We expect to continue our past practice of looking to replace venture investors with highly qualified medical device industry experts.”
ABOUT VNUS MEDICAL TECHNOLOGIES, INC.
Founded in 1995 and headquartered in San Jose, California, VNUS Medical Technologies is a worldwide leader in medical devices for the minimally invasive treatment of venous reflux disease, a progressive condition that causes the varicose veins afflicting 25 million Americans. The pioneering company in the field, VNUS offers the ClosureFAST system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. VNUS devices have been used in more than 300,000 procedures worldwide. For more information, visit http://www.vnus.com/.
FORWARD-LOOKING STATEMENTS
VNUS has made forward-looking statements in this press release within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements related to Board membership are based on information available to VNUS as of the date of this press release and are based on information available to the company as of the date hereof. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.
CONTACT:
Brian Farley
President and Chief Executive Officer
Phone: 408-473-1199
Fax: 408-944-0292
ir@vnus.com